Exhibit 10.3

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of January 6, 2006, by and between Patriot Acquisition Corporation, a Minnesota corporation (the “Company”), and Keith R. Klein, an individual resident of the State of Minnesota (“Executive”).

WHEREAS, Executive is employed as an executive officer of Transport Corporation of America, Inc. (“Transport America”);

WHEREAS, Transport America provides a wide range of truckload carriage and logistics services in various lengths of haul in the United States and parts of Canada and Mexico, and Executive is an executive officer of Transport America and has extensive knowledge of its business and affairs, and of the industry in which Transport America competes;

WHEREAS, the Company has agreed to merge with and into Transport America, pursuant to a Merger Agreement, dated October 26, 2005, between the Company and Transport America (the “Merger”); and

WHEREAS, Transport America will continue its business after the Merger and the Company desires to assure the services of Executive to Transport America after the Merger, and Executive desires to be employed by Transport America after the Merger, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and the respective agreements of the Company and Executive set forth below, the Company and Executive agree as follows:

1.             Employment.  Effective upon the closing of the Merger, Transport America employs Executive, and Executive accepts such employment and agrees to perform services for Transport America, for the Initial Term and upon the other terms and conditions set forth in this Agreement.  If the Merger Agreement is terminated in accordance with its terms, this Agreement shall terminate, and shall be deemed never to have taken effect.

2.             Term of Employment.  Unless terminated at an earlier date in accordance with Section 8 of this Agreement, the term of Executive’s employment hereunder shall be for the period commencing upon the closing of the Merger and ending December 31, 2006 (the “Initial Term”) and, thereafter, the term of Executive’s employment shall be automatically extended for successive one-year periods (collectively the “term”), unless either party objects to such extension by written notice to the other party at least 60 days prior to the expiration of such term.  Such notice, if given by either party and not withdrawn prior to the end of the applicable year, shall be deemed a termination of Executive’s employment under this Agreement.

3.             Position and Duties.

(a)           Service with Transport America after the Merger.  During the term of Executive’s employment, Executive agrees to perform such reasonable employment duties, consistent with the positions of Executive Vice President and Chief Operating Officer, as the Board of Directors of Transport America shall assign to him from time to time.

(b)           Performance of Duties.  Executive agrees to serve Transport America at its Eagan, Minnesota headquarters faithfully and to the best of his ability and to devote his full business time, attention and efforts to the business and affairs of Transport America during his employment by Transport America.  Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement.  While he remains employed by Transport America, Executive may serve on the board of directors of companies that are not publicly-owned and do not compete with Transport America and may serve on boards of publicly owned companies with the consent of Transport America’s Board of Directors, which consent shall not be unreasonably withheld.  Executive may also participate in industry trade groups, reasonable charitable activities and engage in personal investment activities so long as such activities do not interfere with the performance of his obligations under this Agreement.

4.             Compensation.

(a)           Base Salary.  As compensation for all services to be rendered by Executive under this Agreement, Transport America shall pay to Executive the annual base salary shown on Exhibit A, less deductions and withholdings, which salary shall be paid in arrears on a basis in accordance with Transport America’s normal payroll procedures and policies.  The compensation payable to Executive during each fiscal year commencing after December 31, 2006, shall be established by Transport America’s Board of Directors following an annual performance review, but in no event shall the annual base salary for any subsequent year be less than the annual base salary in effect for the prior year.

(b)          Incentive Compensation.  In addition to the base salary, Executive shall be entitled to participate in such bonus and incentive plans as Transport America’s Board of Directors may from time to time establish for the principal officers of Transport America; provided, that Executive’s incentive compensation shall be a minimum of 50% of his base salary in any given year in which he fulfills or exceeds the target set by Transport America’s Board of Directors for such year, and up to 65% of his base salary for exceeding such targets by specified amounts.  Incentive compensation, if appropriate in a given year, will be paid no later than the 15th day of the third month after the later of the executive’s tax year or the employer’s tax year first occurring after the employer’s tax year for which the incentive compensation is earned.

Executive remains entitled to any incentive compensation earned with respect to Transport America’s 2005 fiscal year, to the extent such incentive compensation has not already been paid.

(c)           Participation in Benefit Plans.  While he is employed by Transport America, Executive shall be entitled to participate in all employee benefit plans or programs of Transport America to the extent that Executive meets the requirements for each individual plan.  Transport America will continue the principal benefit plans and programs currently provided—health and accident, dental and disability, and life—subject to its right to change the cost charged for such benefits or the coverages provided, or both, in response to:  (i) market conditions affecting Transport America, (ii) the financial situation of Transport America, and/or (iii) changes in the benefits and coverages offered by the providers of the benefits.  Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(d)           Business-Related Expenses.  Transport America will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to Transport America’s normal policies for expense verification.

(e)           Automobile.  Transport America will pay or reimburse Executive for costs associated with the lease of an automobile in accordance with the terms set forth on Exhibit B.

(f)            Vacation.  Executive will be entitled to 4 weeks of paid vacation per fiscal year to be scheduled as appropriate given Executive’s duties and responsibilities under this Agreement.  Any unused vacation may be carried over only to the extent permitted by Transport America’s current policies.

5.             Confidential Information.  Except as permitted by Transport America’s Board of Directors, Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of Transport America) any confidential or secret knowledge or information of Transport America that Executive has acquired or shall acquire during the period of his employment by Transport America prior to the Merger, or will acquire during the period of his employment by Transport America after the Merger, whether developed by himself or by others, concerning any: (i) trade secrets; or (ii) any other confidential information or secret aspects of the business of Transport America.  The foregoing obligations of confidentiality shall not apply to any knowledge or information that: (i) is now or subsequently becomes generally publicly known in the form in which it was obtained from Transport America; (ii) is independently made available to Executive in good faith by a third party who has not violated confidential relationships with Transport America; or (iii) is required to be disclosed by legal process, other than as a direct or indirect result of the breach of this Agreement by Executive.

6.             Ventures.  If, during Executive’s employment, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving Transport America and a third party or parties, all rights in such project, program or venture shall belong to Transport America.  Except as approved by Transport America’s Board of Directors, Executive shall not be entitled to any interest in such project, program or venture, or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive as provided in this Agreement.  Executive shall have no interest, direct or indirect, in any vendor or customer of Transport America, unless such interest has been disclosed to and approved by Transport America’s Board of Directors.  In the event that, during Executive’s employment, Executive holds an interest in a corporation that becomes a vendor or customer, Executive shall disclose such interest to Transport America’s Board of Directors and shall retain such interest only with the approval of the Board of Directors.  Where Executive is required to dispose of such an interest, Executive shall be provided a reasonable time to do so, so that Executive has a reasonable opportunity to realize the fair market value of the interest on the sale.  Notwithstanding the foregoing, ownership by Executive, as a passive investment, of less than 3.0% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or national securities trading system shall not constitute a breach of this Section 6.

7.             Non-solicitation Covenants.

(a)           Agreement Not to Solicit.  During the term of Executive’s employment by Transport America and for a period of 12 months from the date of termination of such employment for whatever reason (whether occasioned by Executive or Transport America), Executive shall not, directly or indirectly, divert or solicit business which is competitive with Transport America, or accept new business which is competitive with Transport America, from any “Client” (as defined below) or “Prospective Client” (as defined below) of Transport America.  As used above, “Client” means any entity that is a customer of Transport America at the time of Executive’s termination or any entity that was a customer during the 6-month period preceding Executive’s termination, and “Prospective Client” means any entity that Transport America has approached within the 6-month period preceding Executive’s termination or has identified on its list of prospects to approach in the next 6 months.

(b)           Agreement Not to Solicit Employees.  During the term of Executive’s employment by Transport America and for a period of 12 months from the date of termination of such employment for whatever reason (whether occasioned by Executive or Transport America), Executive shall not, directly or indirectly, hire, engage or solicit any person, who either was or is an employee of Transport America at the time of the termination of Executive’s employment by Transport America, or whose employment terminated within 12 months of Executive’s termination of employment, and was or is paid by Transport America at an annual rate of at least $30,000 in salary and bonus, in any manner or capacity, including but not limited to as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise;  provided, that Executive will be free to offer employment to the person serving as his administrative assistant at the time of his termination.

(c)           Limitation on Covenant.  Ownership by Executive, as a passive investment, of less than 3.0% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or national securities trading system shall not constitute a breach of this Section 7.

(d)           Blue Pencil Doctrine.  If the duration of or business activities covered by this Section 7 are in excess of what is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration or activities that are valid and enforceable.  Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable laws.

(e)           Nonpayment.  If Transport America fails to make any of the payments due to Executive during the period from the date of termination during which Executive is being paid severance pursuant to Section 8(d), Executive, at his election, may either (i) require Transport America to make the payments, or (ii) deliver notice of termination of the restrictive covenants to Transport America, in which event Executive shall be relieved of the restrictive covenants unless within 15 days of such notice Transport America brings all payments current, including curing the nonpayment.

(f)            “Free Look” Exception.  Notwithstanding the foregoing, this Section 7 shall not apply if Executive terminates his employment by Transport America during the “Free Look Period” as defined in Section 8(a) of this Agreement.

8.             Termination of Employment.

(a)           “Free Look” Provision.  Executive, at his option, may terminate his employment by Transport America at any time during the 90-day period commencing on the 270th day following the closing of the Merger (the “Free Look Period”).  If Executive terminates his employment during the Free Look Period, he will be entitled exclusively to the severance payments and benefits set forth in paragraph (d)(i) of this Section 8 and will be eligible for no other payments or benefits under any other provision in this Agreement, except as provided for in paragraph 8(c).  This paragraph shall have no effect on Transport America’s right to terminate Executive for “Cause” during the Free Look Period.  This paragraph shall be void and without legal effect if Executive does not terminate his employment before the Free Look Period expires.

(b)           Grounds for Termination.  Executive’s employment shall terminate prior to the expiration of the Initial Term set forth in Section 2 hereof, or any extension thereof, in the event that, at any time:

(i)            (x)  Executive shall die; or (y) Executive has failed, by reason of illness, incapacity or otherwise, to render services of the character contemplated by this Agreement for at least 120 days during any 360-day period (the occurrence of which shall constitute a “Disability”);

(ii)           The Board of Directors terminates Executive’s employment for “Cause”, as defined below.  For these purposes,  “Cause” shall mean:

(x)           Executive has engaged in willful and material misconduct (including, without limitation, fraud and embezzlement or gross neglect of his duties as an officer or employee of Transport America) and such misconduct is not capable of being cured by Executive, or is not cured within 30 days after written notice of such misconduct is delivered to

Executive; or

(y)           Executive is convicted of a gross misdemeanor which, in the judgment of the Board of Directors, adversely affected, adversely affects or may adversely affect the business of Transport America, or Executive is convicted of a felony; or

(z)           Executive has willfully and materially breached this Agreement or any Transport America policy that has been expressly approved by Transport America’s Board of Directors, which breach is not capable of being cured by Executive, or is not cured by Executive within 30 days after written notice of such breach is delivered to Executive.

(iii)          The Board of Directors (or Transport America) terminates Executive’s employment, for any reason other than pursuant to clause (ii) above, including delivery of a notice of nonrenewal given by Transport America pursuant to Section 2 of this Agreement; or Executive terminates his employment for “Good Reason.”  For purposes of this Agreement, “Good Reason” shall mean (A) a diminution in Executive’s responsibilities from responsibilities consistent with the positions of Executive Vice President and Chief Operating Officer, or the assignment to Executive of duties inconsistent with the positions of Executive Vice President and Chief Operating Officer, (B) the removal of Executive from the position of Executive Vice President and Chief Operating Officer, (C) a decrease in Executive’s base salary below the amounts specified herein or a material diminution in the employee benefits provided to Executive, (D) a decrease in the amount of Executive’s targeted incentive compensation, (E) an involuntary relocation of where Executive performs Executive’s principal duties for Transport America to a new location that is outside a radius of fifty (50) miles from Transport America’s current principal place of business at Eagan, Minnesota, or (F) a material breach by Transport America of the provisions of this Agreement, other than those that are the subject of the preceding subparts, which breach is not cured by Transport America or is not capable of being cured by Transport America within 30 days after written notice of such breach is delivered to Transport America; or

(iv)          The Executive shall terminate his employment other than for Good Reason.

(c)           Effect of Termination.  Except as expressly provided herein, and except that Executive shall be paid amounts earned through the date of termination, that Executive shall receive any benefits due after termination to which Executive is entitled under any applicable benefit plan, policy or program that has been expressly approved by Transport America’s Board of Directors, and as may otherwise be required by applicable law, Executive’s rights to pay and benefits shall cease on the date his employment under this Agreement terminates.

(d)           Salary Continuation.

(i)            If Executive terminates his employment by Transport America during the Free Look Period, pursuant to paragraph (a) of this Section 8, Transport America shall pay to Executive, as severance, an amount equal to 12 months of his base salary in effect prior to the closing of the Merger, payable in substantially equal installments in accordance with Transport America’s payroll policies.  Transport America shall also, for a period of 12 months following such a termination, reimburse Executive for the cost of any life insurance, medical, disability, dental or other health insurance provided to Executive immediately prior to the Merger.  Insurance benefits otherwise receivable by Executive pursuant to this paragraph shall be reduced to the extent comparable benefits are received by Executive from another party during such period.  Transport America will also, for a period of three (3) months after the termination, permit Executive to continue to use the automobile provided to him under Section 4(e) of this Agreement.  Upon completion of this three (3) month period, Executive will return the automobile in its same condition as prior to the termination, subject to normal wear and tear.  Transport America will also reimburse Executive up to $10,000 for individual outplacement counseling.  This paragraph shall be void and without legal effect if Executive does not terminate his employment before the Free Look Period expires.

(ii)           If Executive’s employment by Transport America is terminated by Transport America due to Disability, pursuant to Section 8(b)(i)(y) hereof, in full and complete satisfaction of all obligations Transport America has to Executive in connection with such employment termination, Transport America shall continue to pay to Executive, as severance, an amount equal to his base salary (less any payments received by Executive during the period that severance is paid from any disability income insurance policy provided to him by Transport America) for a period ending on the last day of the 12th month following the term or the date of termination of employment.  Transport America shall also pay Executive, in a single lump sum, an amount equal to the cost of COBRA premiums otherwise payable by Executive for the period in which Executive will receive severance payments;

(iii)          If Executive’s employment by Transport America is terminated by Transport America without Cause, including delivery of a notice of non-renewal given by Transport America pursuant to Section 2 of this Agreement, or by Executive for Good Reason, pursuant to Section 8(b)(iii) hereof, in full and complete satisfaction of all obligations Transport America has to Executive in connection with such employment termination, Transport America shall continue to pay Executive, as severance, an annual amount (pro-rated for periods of less than 12 months), equal to his annual base salary in effect at the time of his termination for a period ending on the last day of the 12th month following the date of termination of employment.  Transport America shall also pay Executive, in a single lump sum, an amount equal to the cost of COBRA premiums otherwise payable by Executive for the period in which Executive will receive severance payments.  In addition, Transport America will provide up to $10,000 in outplacement services to Executive upon such a termination and upon delivery of documentation of such expenses that is satisfactory to Transport America.

(iv)          If Executive’s employment by Transport America is terminated pursuant to Section 8(b)(i)(x), 8(b)(ii) or 8(b)(iv) hereof, Executive’s right to base salary after the date of termination and severance shall immediately terminate and Transport America shall have no further obligations to Executive thereafter, except as provided in Section 8(c).

Any amounts payable to Executive as severance pursuant to Section 8(d)(i), 8(d)(ii) or 8(d)(iii) hereof shall not be reduced by any amount received or earned by Executive during such payment period in respect of his employment with another employer.  The amounts payable to Executive as severance pursuant to Section 8(d)(ii) or 8(d)(iii) hereof shall be paid in equal periodic installments in arrears on a basis in accordance with Transport America’s normal payroll procedures and policies, but no less frequently than monthly.  If the amounts payable to Executive as severance pursuant to Section 8(d)(ii) or 8(d)(iii) hereof are subject to Section 409A of the Internal Revenue Code (“Section 409A”), an exception to Section 409A does not apply, and Transport America is a publicly traded company at the time of the Executive’s termination of employment or first payment, then, notwithstanding any provision to the contrary, the first payment will be made as of the first day of the month that follows the date that is at least six months after the date of the Executive’s termination of employment and that payment will consist of the amount that would have been paid to the Executive up until that date if it were not for this sentence.

If Executive were employed by Transport America under this Agreement for six months or more of any fiscal year of Transport America, Executive shall be entitled to receive a pro rata portion (based on the number of calendar days of employment during that fiscal year) of any incentive compensation that would have been payable to him for the fiscal year pursuant to Section 4(b) hereof if Executive had been in the employ of Transport America for such full fiscal year.  No incentive compensation will be payable to Executive with respect to any fiscal year of Transport America in which Executive was employed by Transport America under this Agreement for less than six months of such fiscal year.  As stated in Section 8(a) above, this paragraph shall not apply if Executive terminates his employment during the Free Look Period.

The payment of any amounts to Executive under this Section 8(d) hereof or otherwise after termination of Executive’s employment with Transport America shall be conditioned upon Transport America receiving a full and complete release from Executive of any claims that Executive or his heirs, executors and administrators may have against Transport America, its officers and directors and other Transport America affiliates other than: (i) with respect to the payment of any earned and unpaid amounts and benefits specifically provided for herein; (ii) under any agreement between Executive and Transport America relating to the grant of stock options to Executive (an “Option Agreement”); (iii) with respect to the Limited Liability Company Agreement of Transport Investors LLC, among Marathon and the executives owning units in Transport Investors LLC (the “LLC Agreement”); (iv) with respect to the

Securityholders Agreement among Transport Investors LLC, Marathon, and the executives owning units in Transport Investors LLC (the “Securityholders Agreement”); (v) with respect to the Management Unit Subscription Agreement among Transport Investors LLC and Executive (the “Subscription Agreement”); (vi) with respect to any benefits to which Executive is entitled under any applicable benefit plan or program that has been expressly approved by Transport America’s Board of Directors; or (vii) pursuant to rights of defense and indemnification under applicable law and under Transport America’s Certificate of Incorporation or by-laws.

(e)           Surrender of Records and Property.  Upon termination of his employment with Transport America, Executive shall deliver promptly to Transport America all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of Transport America, and all other property, trade secrets and confidential information of Transport America, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of Transport America, which in any of these cases are in his possession or under his control.

9.             Section 280G of the Internal Revenue Code.  The amount of any payments or benefits payable to Executive pursuant to this Agreement shall be reduced (but not below zero) by the amount, if any, necessary to prevent any part of any payment or benefit received or to be received by the Executive in connection with a change in ownership or control (within the meaning of Section 280G of the Code and applicable regulations) of Transport America or the termination of the Executive’s employment (whether payable pursuant to the terms of this Agreement or pursuant to any other plan, contract, agreement or arrangement with Transport America, with any person whose actions result in a change in ownership or control of Transport America or with any person constituting a member of an “affiliated group” (as defined in section 280G(d)(5) of the Code)) with Transport America or with any person whose actions result in a change in ownership or control of Transport America (such foregoing payments or benefits referred to collectively as the “Total Payments”) from being treated as an “excess parachute payment” within the meaning of section 280G(b)(1) of the Code, but only if and to the extent such reduction will also result in, after taking into account all applicable state and federal taxes (computed at the highest marginal rate), including the Executive’s share of F.I.C.A. and Medicare taxes and any taxes payable pursuant to section 4999 of the Code, a greater after-tax benefit to the Executive than the after-tax benefit to the Executive of the Total Payments computed without regard to any such reduction.  The amount of the reduction, if any, shall be determined by tax counsel selected by Transport America and acceptable to the Executive. Notwithstanding the foregoing, Transport America agrees to use its commercially reasonable best efforts to seek shareholder approval, pursuant to and in accordance with the requirements of Section 280G(b)(5)(A)(ii) and Section 280G(b)(5)(B) of the Code, of the Total Payments if and to the extent that such shareholder approval would exempt the payments and benefits from any excise taxes otherwise payable pursuant to Section 4999 of the Code.  If such approval is not obtained or such shareholder approval exception is not then available, the provisions of the first two sentences of this Section 9 shall continue to apply. As used in this Agreement “Code” means the Internal Revenue Code of 1986 as amended.

10.          Remedies.

Executive acknowledges that it would be difficult to compensate Transport America fully for damages resulting from any breach by him of the provisions of Sections 5, 6, or 7 of this Agreement.  Accordingly, in the event of any actual or threatened breach of such provisions, Transport America shall (in addition to any other remedies it may have) be entitled to temporary and/or permanent injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of posting any bond or of proving money damages.

11.          Miscellaneous.

(a)           Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Minnesota.

(b)           Choice of Venue.  Any disputes under this Agreement shall be adjudicated exclusively in the state or federal court of Hennepin County, Minnesota.

(c)           Entire Agreement.  Except for the LLC Agreement, the Securityholders Agreement, the Subscription Agreement and any Option Agreement that may hereafter be entered into, this Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

(d)           Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(e)           No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(f)            Assignment.  The Company may assign this Agreement upon consummation of the Merger of the Company with and into Transport America, but otherwise this Agreement may not be assigned without the written consent of Executive. No such assignment shall relieve the Company or Transport America from its obligations hereunder. This Agreement shall not be assignable, in whole or in part, by the Executive without the written consent of the Company or Transport America after the Merger.

(g)           Counterparts.  This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(h)           Severability.  Subject to Section 7(d) hereof, to the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(i)            Captions and Headings.  The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(j)            Separate Representation.  Executive hereby acknowledges that Executive has sought and received independent advice from counsel of Executive’s own selection in connection with this Agreement and has not relied to any extent on any officers, director or shareholder of, or counsel to, the Company or Transport America in deciding to enter into this Agreement.

(k)           Other Agreements.  This Agreement supercedes all other agreements or arrangements between Transport America and the Executive.

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

PATRIOT ACQUISITION CORPORATION.

By:	/s/ Van Zandt Hawn
Its:	President

EXECUTIVE:

/s/ Keith R. Klein
KEITH R. KLEIN

GUARANTY BY PATRIOT HOLDING CORP.

The undersigned is the sole shareholder of the Company, and, following the Merger, will be the sole shareholder of Transport America.  The undersigned therefore will be benefited by Executive entering into the foregoing Employment Agreement, and by Executive performing services for Transport America pursuant to said Agreement.  In order to induce Executive to enter into the Employment Agreement, the undersigned hereby guaranties payment and performance in full of the Agreement by the Company and Transport America.

This Guaranty is an absolute, unconditional, direct and immediate guaranty of payment and performance, and not of collectibility, and is in no way conditional upon any attempt to collect from Transport America.  The undersigned hereby expressly waives demand, notice of nonpayment, protest, notice of protest and acceptance of this Guaranty.  Except to the extent that breaches by Executive would give rise to claims or defenses of Transport America, the liability of the undersigned shall not be affected or impaired by any act or failure to act whatsoever by Executive which, but for this provision might or could, in law or equity, act to release or reduce the undersigned’s liability hereunder, it being understood that only payment and performance in full by Transport America would release the undersigned from liability under this Guaranty.

This Guaranty shall be governed, enforced and construed under the laws of the State of Minnesota.

INWITNESS WHEREOF, the undersigned has executed this Guaranty this 23rd day of  February, 2006.

PATRIOT HOLDING CORP.

By:	/s/ Van Zandt Hawn

Its:	President

EXHIBIT A

Executive Compensation

1.             Base Salary.   For Fiscal year 2006, Transport America shall pay to Executive an annual base salary in the amount of $275,000.

EXHIBIT B

Automobile Benefit

1.             Automobile.  During the term of his employment, Transport America shall pay or reimburse Executive for the lease of a vehicle up to $40,000 in value, and shall pay for all maintenance, fuel and insurance for the vehicle.